Exhibit 99.1

Ferguson Reports First Quarter Results
Solid Performance with Full Year Guidance Unchanged
First quarter highlights
-     Sales decline of 2.8%, against a 16.6% prior year growth comparable.
-     Operating margin of 9.6% (10.0% on an adjusted basis) in the quarter.
-    Diluted earnings per share of $2.54 ($2.65 on an adjusted basis).
-    Operating cash flow of $557 million, an increase of $59 million over the prior year.
-    Declared quarterly dividend of $0.79, reflecting a 5% increase over the prior year.
-    Completed one acquisition during the quarter.
-    Share repurchases of $108 million during the quarter with an outstanding balance of approximately $400 million remaining under the current share repurchase program at October 31, 2023.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.0x.
December 5, 2023, WOKINGHAM, England--
FY2024 Guidance (unchanged)

Total Company	2024 Guidance
Net sales*	Broadly flat
Adjusted operating margin**	9.2% - 9.8%
Interest expense	$190 - $210 million
Adjusted effective tax rate**	Approximately 25%
Capital expenditures	$400 - $450 million
* Net sales guidance assumes mid-single digit market decline with continued Company market outperformance, contribution from completed acquisitions and one additional sales day. Overall impact of price inflation estimated to be broadly neutral for the year.
** The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.

Kevin Murphy, Ferguson CEO, commented, “The year has started in line with our expectations. I would like to thank our associates for their strong execution in delivering solid results with continued market outperformance against a challenging backdrop. Our cash generative model and strong balance sheet allow us to invest for organic growth, sustainably grow our dividend, consolidate our fragmented markets through acquisitions and return capital to shareholders.
“Our FY2024 financial guidance is unchanged and our balanced end market exposure positions us well to leverage emerging multi-year structural tailwinds such as non-residential megaprojects. We remain confident in the strength of our markets over the medium and longer term and expect to capitalize on attractive growth opportunities.”

	Three months ended October 31,
US$ (In millions, except per share amounts)	2023		2022		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	7,708	7,708	7,931	7,931	(2.8)%	(2.8)%
Gross margin	30.2%	30.2%	30.5%	30.5%	(30) bps	(30) bps
Operating profit	739	773	831	864	(11.1)%	(10.5)%
Operating margin	9.6%	10.0%	10.5%	10.9%	(90) bps	(90) bps
Earnings per share - diluted	2.54	2.65	2.84	2.95	(10.6)%	(10.2)%
Adjusted EBITDA		819		912		(10.2)%
Net debt(1) : Adjusted EBITDA		1.0x		1.0x

(1) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information”.
Summary of financial results
First quarter
Net sales of $7.7 billion were 2.8% below last year against a strong prior year comparable. Organic revenue declined 4.9% with foreign exchange rates having a 0.1% adverse impact, both of which were partially offset by acquisition contributions of 2.2%. The Company’s decrease in net sales was principally driven by a decline in residential, partially offset by growth in non-residential sales compared to the prior year period. As expected, weakness in certain commodity categories drove modest overall price deflation of approximately 2% as we lapped strong inflation comparables.
Gross margin of 30.2% was 30 basis points lower than last year, impacted by certain commodity categories. Operating expenses were diligently managed and we remain focused on driving productivity and efficiencies while investing in core capabilities for future growth.
Reported operating profit was $739 million (9.6% operating margin), 11.1% lower than last year. Adjusted operating profit of $773 million (10.0% adjusted operating margin) was 10.5% lower than last year.
Reported diluted earnings per share was $2.54 (Q1 2023: $2.84), a decrease of 10.6%, and adjusted diluted earnings per share of $2.65 decreased 10.2% due to lower adjusted operating profit, partially offset by the impact of share repurchases.
USA - first quarter
Net sales in the US business declined 2.7%, with an organic revenue decline of 5.0% partially offset by a 2.3% contribution from acquisitions.
Residential end markets, which comprise just over half of US revenue, remained subdued. New residential housing start and permit activity was relatively stable on a sequential basis but remains below prior year levels, while repair, maintenance and improvement (“RMI”) work continued to show greater resilience. Overall, residential revenue declined by approximately 7% in the first quarter.
Non-residential end markets, representing just under half of US revenue, showed sequential stability with non-residential revenues growing by approximately 2% in the first quarter. Commercial and Industrial activity held up well in the quarter and we have continued to see good levels of megaproject related bid activity.
Adjusted operating profit of $766 million was 9.3% or $79 million behind last year.

We completed one acquisition during the quarter, SecureVision of America, Inc., a waterworks metering distributor serving customers in Dallas, Austin, San Antonio and Western Texas.
Canada - first quarter
Net sales compressed by 5.0%, with an organic revenue decline of 3.3% and a 1.7% adverse impact from foreign exchange rates. Non-residential end markets have been more resilient than residential end markets. Adjusted operating profit of $23 million declined by $10 million compared to last year.
Segment overview

	Three months ended October 31,
US$ (In millions)	2023	2022	Change
Net sales:
USA	7,329	7,532	(2.7)%
Canada	379	399	(5.0)%
Total net sales	7,708	7,931	(2.8)%

Adjusted operating profit:
USA	766	845	(9.3)%
Canada	23	33	(30.3)%
Central and other costs	(16)	(14)
Total adjusted operating profit	773	864	(10.5)%
Financial position
Net debt to adjusted EBITDA at October 31, 2023 was 1.0x and during the quarter we completed share repurchases of $0.1 billion.
We declared a quarterly dividend of $0.79, reflecting a 5% increase over the prior year. The dividend will be paid on February 6, 2024 to shareholders on the register as of December 15, 2023.
There have been no other significant changes to the financial position of the Company.
Evaluation of domiciling the Group’s ultimate parent company in the United States
Since 2019, the Company’s Board of Directors (the “Board”) has considered North America to be the natural long-term location for Ferguson and has worked methodically and transparently with shareholders on this transformative journey, creating an additional listing on the NYSE in 2021, and then moving the Company’s primary listing from London to New York in 2022. During this period, a significant majority of our shareholding base has become American, and the Company achieved U.S. domestic status under Securities and Exchange Commission (“SEC”) rules as of August 1, 2023.
The Board is now evaluating the best manner and timing for the Company to take the next step on this journey, domiciling the Group’s ultimate parent company in the United States, which would fully align the Company’s headquarters and governance with its operations and leadership.
The associated corporate steps needed to achieve this outcome are being assessed, and the Company will further advise shareholders of the Board’s recommended way forward in due course.

For further information please contact

Investor relations
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
Christine Dwyer, Senior Director of Communications and PR	Mobile:	+1 757 469 5813
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. GMT) today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 787 9445
UK: +44 (0) 20 3936 2999
Ask for the Ferguson call quoting 216045. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About us
Ferguson plc (NYSE: FERG; LSE: FERG) is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia. For more information, please visit corporate.ferguson.com or follow us on LinkedIn linkedin.com/company/ferguson-enterprises.
Analyst resources
For further information on quarterly financial breakdowns, visit corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Provisional financial calendar

Q2 Results for period ending January 31, 2024	March 5, 2024 with call from 8:30 a.m. ET
Timetable for the quarterly dividend
The timetable for payment of the quarterly dividend of $0.79 per share is as follows:
Ex-dividend date:    December 14, 2023
Record date:        December 15, 2023
Payment date:        February 6, 2024
The quarterly dividend is declared in U.S. dollars and since March 2021, the default currency for dividends is also U.S. dollars. Those shareholders who have not elected to receive the dividend in pounds sterling and who would like to make such an election may do so online by going to Computershare's Investor Center and returning the completed form to the address located in the upper‐right corner of the form. The deadline to elect to receive the quarterly dividend in pounds sterling, or to amend an existing election, is 5:00 p.m. ET on January 9, 2024 and any requests should be made in good time ahead of that date.

The form is available at www‐us.computershare.com/investor/#home and navigating to Company Info > FERG > GBP Dividend Election and Mandate Form.

The completion of cross-border movements of shares between the U.K. and the U.S. is contingent upon the receiving broker identifying and acknowledging any such movements. Where a cross-border movement of shares has been initiated but not completed by the relevant dividend record date (being December 15, 2023 for this quarterly dividend), there is a risk that the dividend in respect of such shares will not be received on the dividend payment date. Accordingly, shareholders are advised not to initiate any cross-border movements of shares during the period from December 14, 2023 through December 18, 2023 inclusive.
Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, projected interest in and ownership of our ordinary shares by investors including as a result of inclusion in North American market indices, any plans with respect to domiciling our ultimate parent company in the United States, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes, statements regarding our expectations for U.S. residential and non-residential growth drivers and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including disruption in the financial markets and any macroeconomic or other consequences of political unrest, disputes or war; failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non‐residential markets, as well as the RMI and new construction markets; changes in competition, including as a result of market consolidation or competitors responding more quickly to emerging technologies (such as generative artificial intelligence (“AI”)); failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment‐related risks; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks; inherent risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws in the United States, the United Kingdom, Switzerland or Canada; our indebtedness and changes in our credit ratings and outlook; fluctuations in product prices (e.g., commodity-priced materials, inflation/deflation) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings as well as failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change, or the occurrence of unforeseen developments such as litigation; our failure to comply with the obligations associated with being a U.S. domestic issuer and the costs associated therewith; the costs and risk exposure relating to environmental, social and governance (“ESG”) matters, including sustainability issues, regulatory or legal requirements, and disparate stakeholder expectations; adverse impacts caused by a public health crisis; and other risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2023 as filed with the SEC on September 26, 2023, and in other filings we make with the SEC in the future.
Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson plc
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Company’s Board of Directors. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include business restructuring charges, corporate restructuring charges, which includes costs associated with the Company’s listing in the United States, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Summary of Organic Revenue
Management evaluates organic revenue as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth (or decline) is determined as the growth (or decline) in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, sales days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Q1 2024		Q4 2023		Q3 2023		Q2 2023		Q1 2023
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
USA	(2.7)%	(5.0)%	(1.5)%	(5.5)%	(1.6)%	(2.5)%	5.4%	2.6%	17.4%	13.0%
Canada	(5.0)%	(3.3)%	(5.1)%	(2.7)%	(9.5)%	(1.5)%	(4.5)%	3.0%	3.6%	8.2%
Continuing operations	(2.8)%	(4.9)%	(1.7)%	(5.3)%	(2.0)%	(2.5)%	4.9%	2.7%	16.6%	12.7%
For further details regarding organic revenue growth, visit corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended
	October 31,
(In millions)	2023	2022
Net income	$519	$595
Provision for income taxes	172	197
Interest expense, net	45	41
Other expense (income), net	3	(2)
Operating profit	739	831
Amortization of acquired intangibles	34	33
Adjusted Operating Profit	773	864
Depreciation & impairment of PP&E	39	37
Amortization of non-acquired intangibles	7	11
Adjusted EBITDA	$819	$912

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of October 31,
(In millions)	2023	2022
Long-term debt	$3,663	$3,759
Short-term debt	55	—
Bank overdrafts(1)	28	38
Derivative liabilities	15	21
Cash and cash equivalents	(743)	(638)
Net debt	$3,018	$3,180
(1)     Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheet.
Adjusted EBITDA (Rolling 12-month)
Adjusted EBITDA is net income before charges/credits relating to depreciation, amortization, impairment and certain non-GAAP adjustments. A rolling 12-month adjusted EBITDA is used in the net debt to adjusted EBITDA ratio to assess the appropriateness of the Company’s financial leverage.

	Twelve months ended
(In millions, except ratios)	October 31,
	2023	2022
Net income	$1,813	$2,157
Loss (income) from discontinued operations (net of tax)	—	2
Provision for income taxes	550	630
Interest expense, net	188	125
Other expense (income), net	16	(2)
Corporate restructurings(1)	—	16
Impairments and other charges(2)	125	—
Depreciation and amortization	320	323
Adjusted EBITDA	$3,012	$3,251
Net Debt: Adjusted EBITDA	1.0x	1.0x
(1)     For the rolling twelve months ended October 31, 2022, the corporate restructuring costs primarily related to incremental costs in connection with the Company’s listing in the United States.
(2)     For the rolling twelve months ended October 31, 2023, impairments and other charges related to $107 million in software impairment charges in the United States, as well as $18 million in charges associated with the closure of certain smaller, underperforming branches in the United States. Such amounts were mainly recorded in the third quarter of fiscal year 2023.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	October 31,
(In millions, except per share amounts)	2023		2022
		per share(1)		per share(1)
Net income	$519	$2.54	$595	$2.84
Amortization of acquired intangibles	34	0.16	33	0.15
Tax impact-non-GAAP adjustments(2)	(10)	(0.05)	(8)	(0.04)
Adjusted net income	$543	$2.65	$620	$2.95

Diluted weighted-average shares outstanding	204.6		209.8

(1)Per share on a dilutive basis.
(2)For the three months ended October 31, 2023 and 2022, the tax impact on non-GAAP adjustments primarily related to the amortization of acquired intangibles.

Ferguson plc
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended
	October 31,
(In millions, except per share amounts)	2023	2022
Net sales	$7,708	$7,931
Cost of sales	(5,377)	(5,510)
Gross profit	2,331	2,421
Selling, general and administrative expenses	(1,512)	(1,509)
Depreciation and amortization	(80)	(81)
Operating profit	739	831
Interest expense, net	(45)	(41)
Other (expense) income, net	(3)	2
Income before income taxes	691	792
Provision for income taxes	(172)	(197)
Net income	$519	$595

Earnings per share - Basic	$2.55	$2.85

Earnings per share - Diluted	$2.54	$2.84

Weighted average number of shares outstanding:
Basic	203.8	208.7
Diluted	204.6	209.8

Ferguson plc
Condensed Consolidated Balance Sheets
(unaudited)

	As of
(In millions)	October 31, 2023	July 31, 2023
Assets
Cash and cash equivalents	$743	$601
Accounts receivable, net	3,600	3,597
Inventories	4,106	3,898
Prepaid and other current assets	993	953
Assets held for sale	28	28
Total current assets	9,470	9,077
Property, plant and equipment, net	1,625	1,595
Operating lease right-of-use assets	1,526	1,474
Deferred income taxes, net	299	300
Goodwill	2,242	2,241
Other non-current assets	1,256	1,307
Total assets	$16,418	$15,994

Liabilities and shareholders’ equity
Accounts payable	$3,555	$3,408
Other current liabilities	1,982	2,021
Total current liabilities	5,537	5,429
Long-term debt	3,663	3,711
Long-term portion of operating lease liabilities	1,172	1,126
Other long-term liabilities	686	691
Total liabilities	11,058	10,957
Total shareholders' equity	5,360	5,037
Total liabilities and shareholders' equity	$16,418	$15,994

Ferguson plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Three months ended
	October 31,
	2023	2022
Cash flows from operating activities:
Net income	$519	$595
Depreciation and amortization	80	81
Share-based compensation	13	13
(Increase) decrease in inventories	(217)	94
Increase in receivables and other assets	(29)	(56)
Increase (decrease) in accounts payable and other liabilities	27	(395)
Other operating activities	164	169
Net cash provided by operating activities of continuing operations	557	501
Net cash used in operating activities of discontinued operations	—	(3)
Net cash provided by operating activities	557	498
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(12)	(5)
Capital expenditures	(91)	(95)
Other investing activities	7	(4)
Net cash used in investing activities	(96)	(104)
Cash flows from financing activities:
Purchase of treasury shares	(108)	(366)
Net change in debt and bank overdrafts	(39)	(148)
Cash dividends	(152)	—
Other financing activities	(14)	(5)
Net cash used in financing activities	(313)	(519)
Change in cash, cash equivalents and restricted cash	148	(125)
Effects of exchange rate changes	(9)	(8)
Cash, cash equivalents and restricted cash, beginning of period	669	785
Cash, cash equivalents and restricted cash, end of period	$808	$652